                                                                    Exhibit 10.1


September 30, 2004

Fariba Danesh
3 Puri Court
Pleasanton, CA 94588

Dear Fariba,

On behalf of Paul Tufano and Maxtor Corporation I am pleased to offer you the regular full-time position of Executive Vice-president, Operations reporting to Paul. Your monthly salary will be $33,333.34. You will participate in the 2004 Incentive Plan with an anticipated participation level of 60% of your base salary, subject to the terms and conditions of the Plan.

We will recommend to the Board of Directors that you be granted an option to purchase 230,000 shares and 45,000 Restricted Stock Units of Maxtor Corporation Common Stock. This recommendation will be reviewed and voted upon by the Board of Directors at an upcoming meeting after you join the Company. Your eligibility to purchase shares of the Company will be governed by Maxtor's Stock Option Plan. You will receive more information about the exercise price, vesting schedule, and other details of both programs after the approval.

In addition, you will be entitled to a total hire-on bonus of $215,000 payable $115,000 within 30 days of your start date and $100,000 payable on April 1, 2005. The full of amount of the hire-on bonus ($215,000) shall be refundable in the event of a voluntary resignation within the first two years of employment.

Maxtor provides its employees with competitive benefits, including medical, dental, life and long-term disability insurance coverage, a 401(k) plan with company matching, a stock purchase plan, four weeks paid personal time-off and ten paid holidays annually. As an executive, you will be eligible for an annual executive health physical exam, car allowance of $700.00 a month, participation in a deferred compensation plan and you will be provided with an allowance up to $5,000.00 per year to reimburse you for personal financial, tax or legal consulting services.

I have enclosed a copy of the Maxtor Employee Agreement Regarding
Confidentiality and Inventions for your review. Your employment will be conditional upon your completing and signing this document during your new employee orientation process.

You will also be asked to sign the Executive Retention and Severance Plan consistent with your position as Executive Vice President, Operations.

This offer of employment is contingent upon your agreeing to, and passing, a drug screening analysis.

Job responsibilities, compensation, and other conditions of your employment with Maxtor may be subject to change without notice at any time based on the Company's operating conditions. This Agreement shall be construed in accordance with the laws of the State of California, without giving effect to principles of conflict of laws.

Fariba, we look forward to having you as a member of Maxtor's team and are confident that you will make significant contributions to the Company's success. If you accept this offer, please sign the response portion of this letter
(as well as any attachments).

IN COMPLIANCE WITH FEDERAL IMMIGRATION LAW, YOU WILL BE REQUIRED TO PROVIDE DOCUMENTARY EVIDENCE OF YOUR IDENTITY AND ELIGIBILITY FOR EMPLOYMENT IN THE UNITED STATES WITHIN THREE (3) BUSINESS DAYS OF YOUR DATE OF HIRE.

Sincerely,



/S/  John Viera
--------------------------------------
John Viera
Senior Vice-president, Human Resources





Accepted:  /S/  Fariba Danesh                      Date:  9/30/04
        ------------------------------                 -------------

I hereby accept the foregoing offer of employment, I understand that my employment is at-will, that I am free to resign, and that Maxtor is free to terminate my employment, at any time, for any reason or for no reason. I acknowledge that no promises whatsoever have been made to me concerning any term, condition or aspect of my employment with Maxtor, except as specifically set forth in this letter.